UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2014

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-19001	84-1070932
(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road, Dania Beach, Florida 33312

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 766-5351

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 3, 2014, the Vapor Corp. (the “Company”) entered into a Consulting Agreement (the Agreement”) with Knight Global Services, LLC (“Knight Global”) pursuant to which the Company has retained Knight Global to assist the Company with increasing awareness of its electronic cigarette brands as well as assisting the Company to expand and diversify its relationships with large retailers and national chains.

Knight Global is a wholly owned subsidiary of Knight Global, LLC of which Ryan Kavanaugh is an investor and principal. Knight Global serves as the family office for Mr. Kavanaugh. Mr. Kavanaugh is the Founder and Chief Executive Officer of Relativity, a next-generation media company engaged in multiple aspects of entertainment, including film production; financing and distribution; television; sports management; music publishing; and digital media.

Under the terms of the Agreement, the Company has issued to Mr. Kavanaugh 400,000 shares of its common stock of which 50,000 shares have vested immediately while the remaining 350,000 shares will vest in installments of 50,000 shares per quarterly period beginning on the 90th day following February 3, 2014 and each ensuing quarterly period thereafter so long as the Agreement has not been terminated and during each quarterly period Knight Global has presented the Company with a minimum of six (6) bona fide opportunities for activities specified in the Agreement that are intended to increase awareness of the Company’s electronic cigarettes. In addition, during the term of the Agreement, which is 2 years, and during an 18-month post-termination period, the Company has agreed to pay Knight Global commissions payable in cash equal to 6% of “net sales” (as defined in the Agreement) of the Company’s products to retailers introduced by Global and to retailers with which the Company has existing relationships and with which Knight Global is able, based on its verifiable efforts, to increase net sales of the Company’s products.

Mr. Kavanaugh will join the Company’s Board of Directors within five (5) business after the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the Securities and Exchange Commission.

The Agreement is terminable by the Company between 181 days and 364 days after February 3, 2014 if Knight Global is not performing the consulting services in accordance with the terms of the Agreement subject to the Company providing Knight Global with written notice of non-performance and Knight Global having a 30-day cure period to cure such non-performance. In the event of such termination, in addition to delivering previously vested shares and commission payments due and owing Global, 50,000 of the unvested shares subject to quarterly vesting as described above shall automatically vest and be delivered by the Company to Kavanaugh and Knight Global shall be entitled to commission payments during the 18-month post-termination period.

The Agreement is terminated by Knight Global, at any time, and the Company, after the termination period described in the preceding paragraph, for a material uncured breach of the Agreement, provided that the terminating party has provided the other party with written notice of material breach and a 30-day cure period (or longer under certain circumstances if the breach is not curable within such

30-day period and such party has initiated curative action within such 30-day period and thereafter diligently and continuously pursues such curative action until the breach has been cured). A breach by either party is not deemed to be material unless it causes economic harm to the other party. If the terminating party desires to terminate the Agreement after the notice and cure period on the basis that the other party has not cured the breach then the terminating party, within 30 days following expiration of the cure period, is required to initiate arbitration in the Delaware Court of Chancery to determine whether the other party has materially breached the Agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

On February 6, 2014, the Company issued a press release announcing the retention of Knight Global as a consultant. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Consulting Agreement dated as of February 3, 2014 by and between Knight Global Services, LLC and Vapor Corp.

99.1	Press Release of Vapor Corp. dated February 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

(Registrant)

By:	/s/ Harlan Press
Harlan Press
Chief Financial Officer

Date: February 6, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement dated as of February 3, 2014 by and between Knight Global Services, LLC and Vapor Corp.

99.1	Press Release of Vapor Corp. dated February 6, 2014